Exhibit (a)(v)

DWS INSTITUTIONAL FUNDS

CERTIFICATE OF THE SECRETARY

I, John Millette, do hereby certify as follows:

1.	That I am the duly elected Secretary of DWS Institutional Funds (the “Trust”) and its series, DWS Enhanced Commodity Strategy Fund (the “Series”);

2.
Pursuant to Article IX Section 9.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (“Declaration of Trust”), I further certify and acknowledge that the following is a complete and correct copy of resolutions adopted by the Trust’s Board at a meeting duly called, convened, and held on April 6, 2010 at which a quorum was present and acting throughout, that such action was duly taken in the manner provided in the Declaration of Trust and that such resolutions have not been amended and are in full force and effect:

RESOLVED, that effective as of the date hereof, pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust, as amended, of the Trust (the “Declaration of Trust”), a new class of shares of the Series be, and it hereby is, established and designated as “Class M shares” of the Series, subject to the terms of, and entitled to all the rights and preferences accorded to shares of the Series under the Trust's Declaration of Trust; and

FURTHER RESOLVED, that the relative rights and preferences of Class M shares of the Series shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration of Trust and as set forth in the Trust’s Multi-Distribution System Plan (the “Plan”), as amended, adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law; and that the Class M shares of the Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration of Trust and as may be set forth in the prospectus and statement of additional information of the Series relating to its Class M shares, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be supplemented from time to time; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and hereby is, authorized and directed to certify a written instrument setting forth the foregoing resolutions and file such written instrument in the office of the Secretary of the Commonwealth of Massachusetts and other places as may be required under the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I hereunto set my hand this twelfth day of April, 2010.

                        /s/John Millette
John Millette
Secretary